Exhibit 99.2

AMD Reports Second Quarter 2011 Results – CFO Commentary

July 21, 2011

A reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available on quarterlyearnings.amd.com.

Second Quarter 2011 Results

•	AMD revenue $1.57 billion, 2% sequential decline; 5% decline year-over-year

•	Net income $61 million, EPS $0.08, operating income $105 million

•	Non-GAAP net income $70 million, EPS $0.09, operating income $114 million

•	Gross margin 46%

Q2 2011 AMD Results

Revenue was $1.57 billion, down 2% compared to the first quarter of 2011 and down 5% compared to the second quarter of 2010.

Non-GAAP gross margin was 46%, up one percentage point quarter-over-quarter due to a stronger mix in margin accretive APU platforms.

Operating expenses were $606 million, less than guided due to the timing of expense recognition related to new products.

•	R&D was $367 million

•	SG&A was $239 million

Non-GAAP operating income was $114 million and non-GAAP net income was $70 million. Both exclude the amortization of acquired intangible assets of $9 million.

Non-GAAP EPS was $0.09, calculated using 743 million fully diluted shares.

Adjusted EBITDA was $205 million, up $7 million from the prior quarter due to lower operating expenses.

AMD Q2-11 CFO Commentary	Page 1	July 21, 2011

Q2 2011 Segment Results – Computing Solutions

Computing Solutions segment revenue was $1.2 billion, flat compared to the prior quarter as higher mobile processor revenue was offset by lower server and desktop microprocessor revenue.

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In a seasonally down quarter, AMD’s successful regional assortment helped offset seasonal trends as we capitalize on growth with key strategic OEMs, while making progress in key growth areas such as China and Latin America.

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record mobile processor unit shipments were driven by continued strength of the APU platform, now representing over 70% of total mobile platform unit shipments and revenue in the quarter. We shipped over 1 million Llano APUs in the quarter and nearly 6 million Brazos APUs.

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APU platforms now represent over 40% of client units shipped, underlining strong APU adoption and reflecting the beginning of a shift in the computing industry from legacy microprocessors to a revolutionary APU architecture.

APUs have opened up significant opportunities within our customer base,

•	the AMD E-series Fusion APU-based Lenovo x120e was one of the top selling commercial notebooks among distributors targeting small and medium businesses and exceeding demand forecasts.

•	we continue to grow our commercial footprint as AMD-based offerings are sold to large financial institutions.

•	we saw a 50% year-over-year increase in notebook designs from our top OEM partners.

Computing Solutions operating income was $142 million, up $42 million from the previous quarter, primarily due to improved gross margins from a richer mix of APU sales compared to the prior quarter.

Q2 2011 Segment Results – Graphics

Graphics segment revenue was $367 million, down 11% compared to the prior quarter mainly due to:

•	lower discrete mobile unit shipments; and

•	seasonality in the desktop discrete graphics Add-in Board market.

Graphics segment operating loss was $7 million, down $26 million from the prior quarter primarily due to lower revenue.

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Balance Sheet

Our cash, cash equivalents and marketable securities balance at the end of the quarter was $1.86 billion, up $116 million compared to the end of the first quarter of 2011. The increase is primarily due to cash generated by operations.

Accounts Receivable at the end of the quarter was $759 million, down $38 million compared to the end of the first quarter of 2011 due to a decline in revenue.

Inventory was $642 million exiting the quarter, down slightly from the prior quarter.

Long term debt as of the end of the quarter was $2.2 billion.

Non-GAAP Adjusted free cash flow was $143 million.

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Starting with the first quarter of 2010, AMD began presenting non-GAAP adjusted free cash flow as a supplemental measure of its performance to adjust for the impact of our receivable funding arrangement with IBM Credit. In February 11, 2011 we terminated this funding program. We expect to transition away from making adjustments related to this program to our GAAP net cash provided by operating activities. As a result, as of the third quarter of 2011, non-GAAP free cash flow will be calculated traditionally in accordance with industry standards.

We will continue to be strategic in our debt reduction efforts based on generating non-GAAP free cash flow and we expect to opportunistically look to reduce our debt based on market conditions.

Outlook

The following statements concerning AMD are forward-looking, and actual results could differ materially from current expectations.

Q3 2011:

•	AMD expects revenue to increase 10 percent, plus or minus 2 percent, sequentially for the third quarter of 2011.

•	Operating expenses are expected to be approximately $625 million.

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AMD has reached an inflection point with its APU strategy as evidenced by the success of APU offerings. As the Llano APU penetration continues, we expect to increasingly participate in mainstream and performance notebook market segments. We believe this opportunity positions AMD to achieve higher client ASP and gross margin, and increase our mobile microprocessor unit market share in the second half of 2011.

•	We expect APU shipments to exceed two-thirds of AMD’s client unit shipments in the third quarter, representing nearly 100% of our mobile platform shipments.

AMD Q2-11 CFO Commentary	Page 3	July 21, 2011

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Our new Bulldozer core for servers is expected to ship in the third quarter, and we believe will strengthen our competitive position in servers, setting the stage for unit market share recovery, as Interlagos-based platforms roll out throughout the second half of this year.

Additional Notes: AMD’s second quarter had 13 weeks of business compared to 14 weeks for the first quarter.

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For more information, contact:

Media Contact:

Drew Prairie

512-602-4425

drew.prairie@amd.com

Investor Contacts:

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

Irmina Blaszczyk

408-749-3398

irmina.blaszczyk@amd.com

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Non-GAAP Measures:

To supplement the Company’s financial results calculated in accordance with United States generally accepted accounting principles (GAAP), this commentary contains non-GAAP financial measures, including for non-GAAP net income (loss) excluding GLOBALFOUDNRIES (GF) related items, non-GAAP net income (loss), non-GAAP operating income (loss), non-GAAP earnings per share and non-GAAP gross margin. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.

The Company also provided Adjusted EBITDA and non-GAAP Adjusted free cash flow as supplemental measures of its performance.

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Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, employee stock-based compensation expense and amortization of acquired intangible assets. In addition, for the first quarter of 2011 and the six months ended July 2, 2011, the Company included an adjustment related to a payment to GF and a legal settlement with a third party. For the second quarter of 2010 and the six months ended June 26, 2010, the Company included an adjustment an adjustment for certain restructuring reversals. The Company calculates and communicates Adjusted EBITDA in the financial schedules because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

Starting in the first quarter of 2010, the Company presents non-GAAP adjusted free cash flow as a supplemental measure of its performance. In 2008 and 2009 the Company and certain of its subsidiaries (collectively, the “AMD Parties”) entered into supplier agreements with IBM Credit LLC and certain of its subsidiaries, (collectively, the “IBM Parties”). Pursuant to these supplier agreements, the AMD Parties sold to the IBM Parties invoices of selected distributor customers. Because the Company does not recognize revenue until its distributors sell its products to their customers, under U.S. GAAP, the Company classifies funds received from the IBM Parties as debt on the balance sheet. Moreover, for cash flow purposes, these funds are classified as cash flows from financing activities. When a distributor pays the applicable IBM Party, the Company reduces the distributor’s accounts receivable and the corresponding debt resulting in a non-cash accounting entry. Because the Company does not receive the cash from the distributor to reduce the accounts receivable, the distributor’s payment is never reflected in the Company’s cash flows from operating activities. Non-GAAP adjusted free cash flow for the Company was determined by adjusting GAAP net cash provided by (used in) operating activities by adding the distributors’ payments to the IBM Parties to GAAP net cash provided by (used in) operating activities. This amount is then further adjusted by subtracting capital expenditures. Generally, under U.S. GAAP, the reduction in accounts receivable is assumed to be a source of operating cash flows. Therefore, the Company believes that treating the payments from its distributor customers to the IBM Parties as if the Company actually received the cash from the distributor and then used that cash to pay down the debt is more reflective of the economic substance of the transaction. On February 11, 2011, the Company terminated its supplier agreements with the IBM Parties. The Company calculates and communicates non-GAAP adjusted free cash flow in the financial schedules because the Company’s management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of non-GAAP adjusted free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP adjusted free cash flow as an alternative to GAAP liquidity measures of cash flows from operating or financing activities.

The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables.

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Non-GAAP Reconciliation:

Reconciliation of GAAP to Non-GAAP Net Income

(Millions except per share amounts)	Q2-11		Q1-11		Q2-10
GAAP net income (loss) / Earnings (loss) per share	$61	$0.08	$510	$0.68	$(43)	$(0.06)
Equity income (loss) and dilution gain in investee, net	—	—	492	0.66	(120)	(0.16)
Payment to GLOBALFOUNDRIES	—	—	(24)	(0.03)	—	—
Non-GAAP net income excluding GLOBALFOUNDRIES related items	61	0.08	42	0.06	77	0.11
Amortization of acquired intangible assets	(9)	(0.01)	(9)	(0.01)	(17)	(0.02)
Restructuring reversals	—	—	—	—	4	0.01
Legal settlements	—	—	(5)	(0.01)	—	—
Gain on investment sale	—	—	—	—	7	0.01
Non-GAAP net income / Earnings per share	$70	$0.09	$56	$0.08	$83	$0.11

Reconciliation of GAAP to Non-GAAP Operating Income

(Millions)	Q2-11	Q1-11	Q2-10
GAAP operating income	$105	$54	$125
Payment to GLOBALFOUNDRIES	—	(24)	—
Amortization of acquired intangible assets	(9)	(9)	(17)
Restructuring reversals	—	—	4
Legal settlements	—	(5)	—
Non-GAAP operating income	$114	$92	$138

Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions except percentages)	Q2-11	Q1-11	Q4-10
GAAP Gross Margin	$720	$691	$738
GAAP Gross Margin %	46%	43%	45%
Payment to GLOBALFOUNDRIES	—	(24)	—
Legal settlements	—	(5)	—
Non-GAAP Gross Margin	$720	$720	$738
Non-GAAP Gross Margin %	46%	45%	45%

AMD reconciliation of GAAP operating income to Adjusted EBITDA

(Millions)	Q2-11	Q1-11	Q2-10
GAAP operating income	$105	$54	$125
Payment to GLOBALFOUNDRIES	—	24	—
Legal settlement	—	5	—
Depreciation and amortization	71	79	83
Employee stock-based compensation expense	20	27	23
Amortization of acquired intangible assets	9	9	17
Restructuring reversals	—	—	(4)
Adjusted EBITDA	$205	$198	$244

Non-GAAP adjusted free cash flow reconciliation

(Millions)	Q2-11	Q1-11	Q2-10
GAAP net cash provided by (used in) operating activities	$174	$(168)	$(98)
Non-GAAP Adjustment	36	360	205
Non-GAAP net cash provided by operating activities	210	192	107
Purchases of property, plant and equipment	(67)	(38)	(31)
Non-GAAP adjusted free cash flow	$143	$154	$76

AMD Q2-11 CFO Commentary	Page 6	July 21, 2011

Cautionary Statement

This document contains forward-looking statements concerning AMD, our financial outlook for the third quarter of 2011 and the second half of 2011, including our third quarter 2011 revenue and operating expenses, and our second half of 2011 ASP, gross margin and market share; the impact of the termination of our receivable funding arrangement with IBM Credit; our ability to continue to generate non-GAAP free cash flow; our future debt reduction activities; the continued success of our APU products; new opportunities in our customer base and in new market segments; APU unit shipments in the third quarter of 2011; the timing of new product introductions; and our competitive position in the server market and our ability to gain share in this market, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “would,” “may,” “expects,” “believes,” “plans,” “intends,” “projects,” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this release are based on current beliefs, assumptions and expectations, speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities targeting the company’s business will prevent attainment of the company’s current plans; the company will be unable to develop, launch and ramp new products and technologies in the volumes and mix required by the market and at mature yields on a timely basis; GLOBALFOUNDRIES will be unable to manufacture the company’s products on a timely basis in sufficient quantities and using competitive technologies; the company will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products or will under-utilize its commitment with respect to GLOBALFOUNDRIES’ microprocessor manufacturing facilities; the recent earthquake and tsunami in Japan may have significant impacts on the company’s supply chain or its customers; the company will be unable to transition its products to advanced manufacturing process technologies in a timely and effective way; global business and economic conditions will not continue to improve or will worsen resulting in lower than currently expected demand; demand for computers and consumer electronics products and, in turn, demand for the company’s products will be lower than currently expected; customers stop buying the company’s products or materially reduce their demand for its products; the company will require additional funding and may not be able to raise funds on favorable terms or at all; there will be unexpected variations in market growth and demand for the company’s products and technologies in light of the product mix that it may have available at any particular time or a decline in demand; and the company will be unable to maintain the level of investment in research and development that is required to remain competitive. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended April 2, 2011.

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